Exhibit 99.1

Opus Genetics Announces Financial Results for
Third Quarter 2026 and Provides Corporate Update
OPGx-BEST1 Cohort 2 Dosing Complete and Data Expected in Q1 2027
OPGx-LCA5 Registrational Phase 3 Trial Fully Enrolled with Initiation of Dosing Expected in Q4 2026
FDA Clearance of IND for OPGx-RDH12, with Phase 1/2 Trial Dosing Planned for Q4 2026
FDA Approval of Phentolamine Ophthalmic Solution 0.75% for Presbyopia Triggers Milestone Payment
Cash Runway into 2029 Expected to Support Multiple Clinical Inflection Points and
Opportunities for Priority Review Vouchers
RESEARCH TRIANGLE PARK, N.C. – November 10, 2026 - Opus Genetics, Inc. (Nasdaq: IRD) (the “Company” or “Opus Genetics”), a clinical-stage biopharmaceutical company developing gene therapies to restore vision and prevent blindness in patients with inherited retinal diseases (IRDs), today announced financial results for the third quarter ended September 30, 2026, and provided a corporate update.
“The last several months have marked a period of tremendous advancement for our leading gene therapy programs,” said George Magrath, M.D., Chief Executive Officer of Opus Genetics. “Positive Cohort 1 data from our Phase 1/2 trial of OPGx-BEST1 provide important evidence of its potential to improve both visual function and retinal structure in patients with BEST1-related retinal disease. With U.S. Food & Drug Administration (FDA) alignment on a potential pivotal endpoint and Cohort 2 over-enrolled with 11 participants, we expect to have data in Q1 2027, followed by dosing in a potential pivotal Phase 3 trial anticipated to begin in the second half of 2027. For OPGx-LCA5, we have fully enrolled our registrational Phase 3 trial and expect to begin dosing participants this quarter. We are also advancing our third gene therapy program into the clinic following IND clearance for OPGx-RDH12.”
“The FDA approval of phentolamine ophthalmic solution 0.75% for presbyopia marks the second FDA-approved indication for RYZUMVI®, demonstrating the capabilities of our clinical and regulatory teams. With our cash runway into 2029, we remain focused on bringing potentially transformative gene therapies to patients with rare inherited retinal diseases,” concluded Dr. Magrath.
Pipeline Updates
OPGx-BEST1
•Announced positive 3- and 6-month results from the low-dose Cohort 1 of the Phase 1/2 BIRD-1 trial, with a favorable safety profile and no serious adverse events or dose-limiting toxicities.
•All five participants demonstrated clinically meaningful improvement in visual function, including retinal sensitivity improvement by microperimetry in 75% of evaluable participants (3/4), and four of five showed structural improvements.
•Aligned with the FDA on a potential pivotal endpoint of ≥3 dB microperimetry improvement in ≥5 prespecified loci, in conjunction with a patient-reported outcome.
•Completed enrollment and dosing of 11 participants in the high-dose Cohort 2, with topline data, including 3-month data from Cohort 2 and 6-month data for the three Cohort 1 participants with Best vitelliform macular dystrophy, expected in Q1 2027.
OPGx-LCA5
•The registrational Phase 3 trial is fully enrolled with 8 participants, and initiation of dosing is expected in Q4 2026.
•Phase 1/2 data presented at Retina in Rio 2026 showed sustained improvements in visual acuity and light sensitivity in adults through 24 months and encouraging results in pediatric participants through six months.
OPGx-RDH12
•Received FDA clearance of the Investigational New Drug (IND) application for OPGx-RDH12 for RDH12-associated Leber congenital amaurosis (RDH12-LCA), with initiation of dosing in a Phase 1/2 trial expected in Q4 2026.

Phentolamine Ophthalmic Solution 0.75%
•Received FDA approval of the supplemental New Drug Application (sNDA) for phentolamine ophthalmic solution 0.75% (RYZUMVI®) for the treatment of presbyopia in adults, triggering a regulatory milestone payment to Opus Genetics from commercial partner, Viatris Inc.
Recent Medical Presentations
Opus Genetics delivered numerous data presentations at prominent medical meetings, including the Euretina Innovation Spotlight, Euretina 2026, and Retina in Rio 2026 where OPGx-BEST1 Cohort 1 data and OPGx-LCA5 Phase 1/2 data were presented. All materials can be found on the Publications & Presentations page of the Company website.
Management Team
Opus Genetics recently added Andrew Murphy, Ph.D., as Chief Scientific Officer, and Jamie Lynne Hart, M.S., M.P.H., as Executive Director, Executive Operations, strengthening its scientific and operational leadership.
Financial Results for the Third Quarter Ended September 30, 2026
Cash Position: As of September 30, 2026, Opus Genetics had cash and cash equivalents of $89.0 million. With the current cash and cash equivalents, and potential future funding under the note purchase agreement with Oberland Capital Management, the Company believes its aggregate cash resources will fund operations into 2029.
Revenue: License and collaborations revenue totaled $1.1 million for the quarter ended September 30, 2026, compared to $3.1 million for the same period in 2025. Revenue in both periods came primarily from reimbursement of research and development (R&D) services based on the Company’s collaboration with Viatris, Inc.
Research and Development (R&D) Expenses: R&D expenses were $14.5 million for the quarter ended September 30, 2026, compared to $6.4 million for the same period in 2025. The increase was primarily attributable to higher manufacturing and clinical costs associated with the Company's IRD programs, partially offset by lower clinical costs associated with the Phentolamine Ophthalmic Solution 0.75% programs. Research and development expenses included $0.6 million and $0.2 million in stock-based compensation expense for the three months ended September 30, 2026 and 2025, respectively.
General and Administrative (G&A) Expenses: G&A expenses were $5.9 million for the quarter ended September 30, 2026, compared to $5.0 million for the same period in 2025. The increase was primarily attributable to higher employee compensation costs on a period-over-period basis. General and administrative expenses included $1.0 million and $0.6 million in stock-based compensation expense for the three months ended September 30, 2026 and 2025, respectively.
Net Loss: Net loss for the quarter ended September 30, 2026 was $46.5 million, or ($0.46) per basic and diluted share, compared to a net loss of $17.5 million, or ($0.25) per basic and diluted share, for the same period in 2025. The increase in net loss was primarily due to higher expense period over period of $19.1 million from the fair value change in instruments measured at fair value, increased R&D expense period over period of $8.1 million, and lower license and collaborations revenue of $2.0 million period over period.
About Opus Genetics
Opus Genetics is a clinical-stage biopharmaceutical company developing gene therapies to restore vision and prevent blindness in patients with inherited retinal diseases (IRDs). The Company is developing one-time treatments designed to address the underlying genetic causes of severe retinal disorders. The Company’s pipeline includes seven AAV-based programs, led by OPGx-LCA5 for LCA5-related mutations and OPGx-BEST1 for BEST1-related retinal degeneration, with OPGx-RDH12 cleared to enter the clinic, and additional candidates targeting MERTK, RHO, CNGB1 and NMNAT1. The Company is based in Research Triangle Park, NC. For more information, visit www.opusgtx.com.
Forward-Looking Statements
This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements related to the Company’s continued clinical development, clinical results, preclinical data, and future plans for its product candidates, including the anticipated timing of initiation of clinical trials, dosing completion, data results; the Company’s development strategy for its product candidates; the outcome of the Company’s ongoing regulatory interactions with the FDA and its expectations regarding the design of, and potential endpoints for, its planned clinical trials of its product candidates; the therapeutic potential of the Company’s product candidates; the Company’s expectations regarding its cash runway, future financing availability and potential future funding under the Oberland facility, and the anticipated sufficiency of the Company’s cash runway to enable it to achieve multiple clinical inflection points and opportunities for priority review vouchers; and the Company’s expectations regarding its business prospects and results of operations. The forward-looking statements contained herein are subject to certain risks and uncertainties posed by many factors and events that could cause the Company’s actual business, prospects and results of operations to differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described under the heading “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and in the Company’s other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise.
Contacts:
Investors
Jenny Kobin
Remy Bernarda
IR Advisory Solutions
ir@opusgtx.com
Media
Kimberly Ha
KKH Advisors
917-291-5744
kimberly.ha@kkhadvisors.com
-Financial Tables Follow-

Opus Genetics, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts and par value)

	As of
	September 30, 2026	December 31, 2025
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$88,974	$45,091
Accounts receivable	1,005	1,995
Contract assets and unbilled receivables	628	1,170
Prepaids and other current assets	4,249	1,788
Total current assets	94,856	50,044
Property and equipment, net	339	199
Restricted cash	100	—
Total assets	$95,295	$50,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,727	$3,293
Accrued expenses	6,105	4,488
Total current liabilities	9,832	7,781
Long-term debt	34,530	—
Warrant liabilities	11,151	25,985
Funding agreement, related party	1,351	1,129
Total liabilities	56,864	34,895

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.0001; 10,000,000 shares authorized as of September 30, 2026 and December 31, 2025; no shares issued and outstanding at September 30, 2026 and December 31, 2025.	—	—
Common stock, par value $0.0001; 250,000,000 and 125,000,000 shares authorized as of September 30, 2026 and December 31, 2025, respectively; 95,799,574 and 69,894,507 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively.	10	7
Additional paid-in capital	346,032	203,930
Accumulated other comprehensive income	1,106	—
Accumulated deficit	(308,717)	(188,589)
Total stockholders’ equity	38,431	15,348
Total liabilities and stockholders’ equity	$95,295	$50,243

Opus Genetics, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
License and collaborations revenue	$1,137	$3,079	$4,049	$10,331

Operating expenses:
Research and development	14,494	6,409	36,278	20,384
General and administrative	5,890	4,981	17,862	17,093
Total operating expenses	20,384	11,390	54,140	37,477
Loss from operations	(19,247)	(8,311)	(50,091)	(27,146)
Fair value change in instruments measured at fair value	(28,610)	(9,525)	(72,800)	(5,803)
Financing costs	—	—	(1,113)	(1,337)
Other income, net	1,362	382	3,876	1,218
Loss before income taxes	(46,495)	(17,454)	(120,128)	(33,068)
Benefit (provision) for income taxes	—	—	—	—
Net loss	(46,495)	(17,454)	(120,128)	(33,068)
Change in fair value of the Notes attributable to instrument specific credit risk	1,106	—	1,106	—
Comprehensive loss	$(45,389)	$(17,454)	$(119,022)	$(33,068)
Net loss per share:
Basic and diluted	$(0.46)	$(0.25)	$(1.27)	$(0.59)
Number of shares used in per share calculations:
Basic and diluted	101,841,608	70,636,887	94,793,509	56,100,689

Source: Opus Genetics, Inc.